Exhibit 99.2

GREENROSE ACQUISITION CORP. ANNOUNCES CLOSING OF $150 MILLION INITIAL PUBLIC OFFERING

Woodbury, NY, Feb. 13, 2020 (GLOBE NEWSWIRE) -- Greenrose Acquisition Corp. (Nasdaq: GNRSU) (the “Company”) announced today that it completed its initial public offering of 15,000,000 units at $10.00 per unit, resulting in gross proceeds of $150,000,000. Each unit consists of one share of common stock of the Company (“Common Stock”), and one redeemable warrant (“Warrant”) with each Warrant entitling the holder to purchase one share of Common Stock at a price of $11.50 per share. The units began trading on February 11, 2020 on Nasdaq under the symbol “GNRSU”. Once the securities comprising the units begin separate trading, the Common Stock and Warrants are expected to be traded on Nasdaq under the symbols “GNRS” and “GNRSW” respectively.

The underwriters have been granted a 30-day option to purchase up to an additional 2,250,000 units offered by the Company to cover over-allotments, if any.

Of the proceeds received from the consummation of the initial public offering and a simultaneous private placement of units and warrants, $150,000,000 (or $10.00 per unit sold in the public offering) was placed in trust. An audited balance sheet of the Company as of February 13, 2020, reflecting receipt of the proceeds upon consummation of the initial public offering and the private placement will be included as an exhibit to a Current Report on Form 8-K to be filed by the Company with the U.S. Securities and Exchange Commission (“SEC”).

Imperial Capital, LLC acted as sole book-running manager and I-Bankers Securities, Inc. acted as co-manager of the offering. Copies of the final prospectus relating to the offering may be obtained for free by visiting the SEC’s website at http://www.sec.gov. Alternatively, a copy of the prospectus relating to the offering may be obtained from Imperial Capital, LLC, 10100 Santa Monica Blvd., Suite 2400, Los Angeles, CA 90067, Attn: Prospectus Department.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Greenrose Acquisition Corp.

Greenrose Acquisition Corp. is a blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, or other similar business combination with one or more businesses or entities, with an initial focus on target businesses in the cannabis industry. However, the Company’s efforts to identify a prospective target business will not be limited to any particular industry or geographic region.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements, including those set forth in the risk factors section of the prospectus used in connection with the Company’s initial public offering. No assurance can be given that the net proceeds of the offering will be used as indicated. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

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Contact:
Mickey Harley
Chief Executive Officer
Greenrose Acquisition Corp.
(516) 346-5270